Exhibit 15.3

Our ref
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Sina Corporation

No. 8 SINA Plaza, Courtyard 10, the West
Xibeiwang E. Road, Haidian District
Beijing 100193
People’s Republic of China

April 27, 2017

Dear Sirs

Sina Corporation

We have acted as legal advisers as to the laws of the Cayman Islands to Sina Corporation, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2016 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 10 Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (No. 333-36246, No. 333-47720, No. 333-107359, No. 333-129460, No. 333-144890, No. 333-169201 and No. 333-213021).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP